Exhibit 99.1

Contact: Drew Babin, CFA, CMA Senior Managing Director of Corporate Communications Medical Properties Trust, Inc. (646) 884-9809 dbabin@medicalpropertiestrust.com

MEDICAL PROPERTIES TRUST, INC. REPORTS FOURTH QUARTER AND FULL-YEAR RESULTS

Per Share Net Loss of ($0.24) and Normalized FFO of $0.43 in Fourth Quarter

35% Growth in Net Income and 4% Growth in Both NFFO and AFFO, on a Per Share Basis, in Full-Year 2022

Birmingham, AL – February 23, 2023 – Medical Properties Trust, Inc. (the “Company” or “MPT”) (NYSE: MPW) today announced financial and operating results for the fourth quarter and full-year ended December 31, 2022, as well as certain events occurring subsequent to quarter end.

•

Net loss of ($0.24) and Normalized Funds from Operations (“NFFO”) of $0.43 for the 2022 fourth quarter and net income of $1.50 and NFFO of $1.82 for the full-year 2022, all on a per diluted share basis;

•

Fourth quarter 2022 net loss and full-year 2022 net income include a real estate impairment of approximately $171 million related to four properties leased to Prospect Medical Holdings (“Prospect”) in Pennsylvania as well as a write-off of roughly $112 million in unbilled Prospect rent also included in Funds from Operations (“FFO”) but excluded from normalized results;

•	In October, commenced a development project to be leased to Ernest in South Carolina upon completion for approximately $22 million;

•	In December, acquired six Priory behavioral health facilities previously leased from a third-party owner in the UK for £233 million; and

•	Additional cash rent from CPI-based and fixed rent escalators of approximately $50 million expected in 2023.

Previously announced activities:

•	January announcement that Pipeline Health will assume the existing terms of its Los Angeles hospital master lease and collect 100% of past due rent;

•	February repayment to MPT of $205 million loan investment in Springstone, upon Lifepoint Health’s acquisition of a majority interest in the operator;

•

Agreed in February to lease entire Utah hospital portfolio to a wholly owned subsidiary of CommonSpirit Health (“CommonSpirit”), upon CommonSpirit’s planned acquisition of Steward Health Care System’s (“Steward”) Utah operations; and

•	Declared in February a regular quarterly dividend of $0.29 per share, representing a fourth quarter payout of adjusted funds from operations (“AFFO”) per share of roughly 85%.

“The vast majority of our portfolio is positioned to support a significant inflation-based increase in cash rents for 2023,” said Edward K. Aldag, Jr., Chairman, President, and Chief Executive Officer. “On the other hand, our initial outlook for this year contemplates a conservative scenario due to the underperformance of Prospect’s Pennsylvania hospitals that we first communicated over a year ago, as well as the process by which we expect to recover our full investment in Prospect’s Pennsylvania and Connecticut hospitals.”

Included in the financial tables accompanying this press release is information about the Company’s assets and liabilities, net income, and reconciliations of net income to NFFO and AFFO, including per share amounts, all on a basis comparable to 2021 results, as well as a reconciliation of total assets to total adjusted gross assets.

PORTFOLIO UPDATE

In December, MPT acquired for £233 million six of the largest, highest acuity, most profitable and best-known Priory inpatient behavioral health facilities, comprising 374 beds in the vicinity of London, Manchester and Bristol in the United Kingdom. The third-party seller of the real estate provided MPT roughly £105 million in attractive seller financing, and MPT assumed the in-place lease at an attractive cash yield, with inflation-based rent escalators and more than 20 years of remaining lease term. The merged Priory and MEDIAN platforms are expected to continue to source select attractive real estate opportunities.

MPT plans to reallocate capital away from real estate leased to Prospect through the previously announced sale, predominantly for cash, of its Connecticut hospitals later this year, as well as by exercising lease provisions entitling it to the significant value embedded in Prospect’s managed care platform. In order for this to occur, 12 to 18 months is necessary to allow for Prospect to recapitalize and prepare its managed care business for sale or recapitalization.

The Company has total assets of approximately $19.7 billion, including $13.4 billion of general acute care hospitals, $2.7 billion of behavioral health facilities, $1.4 billion of inpatient rehabilitation facilities, $0.3 billion of long-term acute care hospitals, and $0.2 billion of freestanding emergency room and urgent care properties. MPT’s portfolio includes 444 properties and approximately 44,000 licensed beds across the United States as well as in the United Kingdom, Switzerland, Germany, Australia, Spain, Finland, Colombia, Italy and Portugal. The properties are leased to or mortgaged by 55 hospital operating companies.

OPERATING RESULTS AND OUTLOOK

Operating results for the fourth quarter and year ended December 31, 2022 were a net loss of ($140) million (($0.24) per diluted share) and net income of $903 million ($1.50 per diluted share), respectively, compared to net income of $207 million ($0.34 per diluted share) and $656 million ($1.11 per diluted share) in the year earlier periods.

NFFO for the fourth quarter and year ended December 31, 2022 was $258 million ($0.43 per diluted share) and $1,088 million ($1.82 per diluted share), respectively, compared to $279 million ($0.47 per diluted share) and $1,036 million ($1.75 per diluted share) in the year earlier periods

The Company is introducing initial 2023 calendar estimates of per share net income and NFFO of $0.83 to $0.98 and $1.50 to $1.65, respectively. At their high-end, the ranges reflect management’s base case expectation that certain amounts are recovered from Prospect and recognized as revenue in the second half of 2023, while their low-end accounts for the remote possibility that the entirety of this revenue is recognized subsequent to 2023. The estimates are based on an existing portfolio which includes the impact of binding disposition transactions and changes to lease terms but excludes expected future contributions from development and other capital projects, the possible future impact of deleveraging and other capital markets strategies.

These estimates do not include the effects, among others, of unexpected real estate operating costs, changes in accounting pronouncements, litigation costs, debt refinancing costs, acquisition costs, currency exchange rate movements, changes in income tax rates, interest rate hedging activities, write-offs of straight-line rent, other impairments or other non-recurring/unplanned transactions. Moreover, these estimates do not provide for the impact on MPT or its tenants and borrowers from the global COVID-19 pandemic. These estimates may change if the Company acquires or sells assets in amounts that are different from estimates, market interest rates change, debt is refinanced or repurchased, new shares are issued or repurchased, additional debt is incurred, other operating expenses vary, income from equity investments vary from expectations, or existing leases or loans do not perform in accordance with their terms.

CONFERENCE CALL AND WEBCAST

The Company has scheduled a conference call and webcast for Thursday, February 23, 2023 at 11:00 a.m. Eastern Time to present the Company’s financial and operating results for the quarter and year ended December 31, 2022. The dial-in numbers for the conference call are 833-630-1956 (U.S.) and 412-317-1837 (International); there is no passcode requirement. Call participants are to ask the operator to be joined to the Medical Properties Trust, Inc. conference call upon dialing in. The conference call will also be available via webcast in the Investor Relations section of the Company’s website, www.medicalpropertiestrust.com.

A telephone and webcast replay of the call will be available beginning shortly after the call’s completion. The telephone replay will be available through March 9, 2023 using dial-in numbers 877-344-7529 (U.S.), 855-669-9658 (Canada) and 412-317-0088 (International) along with passcode 7716069. The webcast replay will be available for one year following the call’s completion on the Investor Relations section of the Company’s website.

The Company’s supplemental information package for the current period will also be available on the Company’s website in the Investor Relations section.

The Company uses, and intends to continue to use, the Investor Relations page of its website, which can be found at www.medicalpropertiestrust.com, as a means of disclosing material nonpublic information and of complying with its disclosure obligations under Regulation FD, including, without limitation, through the posting of investor presentations that may include material nonpublic information. Accordingly, investors should monitor the Investor Relations page, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

About Medical Properties Trust, Inc.

Medical Properties Trust, Inc. is a self-advised real estate investment trust formed in 2003 to acquire and develop net-leased hospital facilities. From its inception in Birmingham, Alabama, the Company has grown to become one of the world’s largest owners of hospital real estate with 444 facilities and approximately 44,000 licensed beds in ten countries and across four continents. MPT’s financing model facilitates acquisitions and recapitalizations and allows operators of hospitals to unlock the value of their real estate assets to fund facility improvements, technology upgrades and other investments in operations. For more information, please visit the Company’s website at www.medicalpropertiestrust.com.

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can generally be identified by the use of forward-looking words such as “may”, “will”, “would”, “could”, “expect”, “intend”, “plan”, “estimate”, “target”, “anticipate”, “believe”, “objectives”, “outlook”, “guidance” or other similar words, and include statements regarding our strategies, objectives, future expansion and development activities, and expected financial performance. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results or future events to differ materially from those expressed in or underlying such forward-looking statements, including, but not limited to: (i) the economic, political and social impact of, and uncertainty relating to, potential impact from health crises (like COVID-19); (ii) the ability of our tenants, operators and borrowers to satisfy their obligations under their respective contractual arrangements with us, especially as a result of the adverse economic impact of the COVID-19 pandemic, and government regulation of hospitals and healthcare providers in connection with same (as further detailed in our Current Report on Form 8-K filed with the SEC on April 8, 2020); (iii) our expectations regarding annual guidance for net income and NFFO per share; (iv) our success in implementing our business strategy and our ability to identify, underwrite, finance, consummate and integrate acquisitions and investments; (v) the nature and extent of our current and future competition; (vi) macroeconomic conditions, such as a disruption of or lack of access to the capital markets or movements in currency exchange rates; (vii) our ability to obtain debt financing on attractive terms or at all, which may adversely impact our ability to pursue acquisition and development opportunities and pay down, refinance, restructure or extend our indebtedness as it becomes due; (viii) increases in our borrowing costs as a result of changes in interest rates and other factors; (ix) international, national and local economic, real estate and other market conditions, which may negatively impact, among other things, the financial condition of our tenants, lenders and institutions that hold our cash balances, and may expose us to increased risks of default by these parties; (x) factors affecting the real estate industry generally or the healthcare real estate industry in particular; (xi) our ability to maintain our status as a REIT for federal and state income tax purposes; (xii) federal and state healthcare and other regulatory requirements, as well as those in the foreign jurisdictions where we own properties; (xiii) the value of our real estate assets, which may limit our ability to dispose of assets at attractive prices or obtain or maintain equity or debt financing secured by our properties or on an unsecured basis; (xiv) the ability of our tenants and operators to operate profitably and generate positive cash flow, comply with applicable laws, rules and regulations in the operation of the our properties, to deliver high-quality services, to attract and retain qualified personnel and to attract patients; (xv) potential environmental contingencies and other liabilities; (xvi) the risk that the expected sale of three Connecticut hospitals currently leased to Prospect does not occur; (xvii) the risk that Steward’s anticipated sale of its Utah operations and MPT’s expected lease with CommonSpirit are not executed as announced; and (xviii) the risk that other property sales, loan repayments, and other capital recycling transactions do not occur.

The risks described above are not exhaustive and additional factors could adversely affect our business and financial performance, including the risk factors discussed under the section captioned “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021 and as updated in our quarterly reports on Form 10-Q. Forward-looking statements are inherently uncertain and actual performance or outcomes may vary materially from any forward-looking statements and the assumptions on which those statements are based. Readers are cautioned to not place undue reliance on forward-looking statements as predictions of future events. We disclaim any responsibility to update such forward-looking statements, which speak only as of the date on which they were made.

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MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Amounts in thousands, except for per share data)
	December 31, 2022	December 31, 2021
	(Unaudited)	(A)
Assets
Real estate assets
Land, buildings and improvements, intangible lease assets, and other	$13,862,415	$14,062,722
Investment in financing leases	1,691,323	2,053,327
Real estate held for sale	—	1,096,505
Mortgage loans	364,101	213,211

Gross investment in real estate assets	15,917,839	17,425,765
Accumulated depreciation and amortization	(1,193,312)	(993,100)

Net investment in real estate assets	14,724,527	16,432,665
Cash and cash equivalents	235,668	459,227
Interest and rent receivables	167,035	56,229
Straight-line rent receivables	787,166	728,522
Investments in unconsolidated real estate joint ventures	1,497,903	1,152,927
Investments in unconsolidated operating entities	1,444,872	1,289,434
Other loans	227,839	67,317
Other assets	572,990	333,480

Total Assets	$19,658,000	$20,519,801

Liabilities and Equity
Liabilities
Debt, net	$10,268,412	$11,282,770
Accounts payable and accrued expenses	621,324	607,792
Deferred revenue	27,727	25,563
Obligations to tenants and other lease liabilities	146,130	158,005

Total Liabilities	11,063,593	12,074,130
Equity
Preferred stock, $0.001 par value. Authorized 10,000 shares; no shares outstanding	—	—
Common stock, $0.001 par value. Authorized 750,000 shares; issued and outstanding - 597,476 shares at December 31, 2022 and 596,748 shares at December 31, 2021	597	597
Additional paid-in capital	8,535,140	8,564,009
Retained earnings (deficit)	116,285	(87,691)
Accumulated other comprehensive loss	(59,184)	(36,727)

Total Medical Properties Trust, Inc. Stockholders’ Equity	8,592,838	8,440,188
Non-controlling interests	1,569	5,483

Total Equity	8,594,407	8,445,671

Total Liabilities and Equity	$19,658,000	$20,519,801

(A)	Financials have been derived from the prior year audited financial statements.

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(Unaudited)

(Amounts in thousands, except for per share data)	For the Three Months Ended		For the Twelve Months Ended
	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Revenues
Rent billed	$231,845	$259,517	$968,874	$931,942
Straight-line rent	58,045	66,458	204,159	241,433
Income from financing leases	48,920	50,701	203,580	202,599
Interest and other income	41,676	32,657	166,238	168,695

Total revenues	380,486	409,333	1,542,851	1,544,669
Expenses
Interest	92,047	93,984	359,036	367,393
Real estate depreciation and amortization	81,454	84,199	332,977	321,249
Property-related (A)	7,699	7,833	45,697	39,098
General and administrative	42,893	38,326	160,494	145,638

Total expenses	224,093	224,342	898,204	873,378
Other income (expense)
(Loss) gain on sale of real estate	(33)	43,575	536,755	52,471
Real estate and other impairment charges, net	(282,950)	(39,411)	(268,375)	(39,411)
Earnings from equity interests	7,194	6,855	40,800	28,488
Debt refinancing and unutilized financing costs	—	(25,311)	(9,452)	(27,650)
Other (including fair value adjustments on securities)	(5,531)	40,952	15,344	45,699

Total other (expense) income	(281,320)	26,660	315,072	59,597

(Loss) income before income tax	(124,927)	211,651	959,719	730,888
Income tax expense	(15,285)	(4,807)	(55,900)	(73,948)

Net (loss) income	(140,212)	206,844	903,819	656,940
Net income attributable to non-controlling interests	(262)	(308)	(1,222)	(919)

Net (loss) income attributable to MPT common stockholders	$(140,474)	$206,536	$902,597	$656,021

Earnings per common share—basic and diluted:
Net (loss) income attributable to MPT common stockholders	$(0.24)	$0.34	$1.50	$1.11

Weighted average shares outstanding—basic	598,053	596,395	598,634	588,817
Weighted average shares outstanding—diluted	598,053	596,665	598,837	590,139
Dividends declared per common share	$0.29	$0.28	$1.16	$1.12

(A)

Includes $6.0 million and $4.8 million of ground lease and other expenses (such as property taxes and insurance) paid directly by us and reimbursed by our tenants for the three months ended December 31, 2022 and 2021, respectively, and $36.3 million and $27.9 million for the twelve months ended December 31, 2022 and 2021, respectively.

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

Reconciliation of Net Income to Funds From Operations

(Unaudited)

(Amounts in thousands, except for per share data)	For the Three Months Ended		For the Twelve Months Ended
	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
FFO information:
Net (loss) income attributable to MPT common stockholders	$(140,474)	$206,536	$902,597	$656,021
Participating securities’ share in earnings	(567)	(1,073)	(1,602)	(2,161)

Net (loss) income, less participating securities’ share in earnings	$(141,041)	$205,463	$900,995	$653,860
Depreciation and amortization	98,891	97,510	399,622	374,599
Gain on sale of real estate	(99)	(43,575)	(536,887)	(52,471)
Real estate impairment charges	170,582	—	170,582	—

Funds from operations	$128,333	$259,398	$934,312	$975,988
Write-off of unbilled rent and other	3,390	8,814	37,682	7,213
Gain on sale of equity investments	—	(40,945)	—	(40,945)
Other impairment charges, net	112,368	39,411	97,793	39,411
Non-cash fair value adjustments	10,230	(5,430)	(2,333)	(8,193)
Tax rate changes and other	3,795	(7,950)	10,697	34,796
Debt refinancing and unutilized financing costs	—	25,311	9,452	27,650

Normalized funds from operations	$258,116	$278,609	$1,087,603	$1,035,920
Share-based compensation	12,377	13,520	46,345	52,110
Debt costs amortization	5,023	4,968	19,739	17,661
Rent deferral, net	514	557	(5,980)	2,755
Straight-line rent revenue and other	(72,494)	(81,909)	(297,645)	(297,078)

Adjusted funds from operations	$203,536	$215,745	$850,062	$811,368

Per diluted share data:
Net (loss) income, less participating securities’ share in earnings	$(0.24)	$0.34	$1.50	$1.11
Depreciation and amortization	0.16	0.16	0.67	0.63
Gain on sale of real estate	—	(0.07)	(0.90)	(0.09)
Real estate impairment charges	0.29	—	0.29	—

Funds from operations	$0.21	$0.43	$1.56	$1.65
Write-off of unbilled rent and other	—	0.01	0.07	0.01
Gain on sale of equity investments	—	(0.07)	—	(0.07)
Other impairment charges, net	0.19	0.07	0.16	0.07
Non-cash fair value adjustments	0.02	(0.01)	—	(0.01)
Tax rate changes and other	0.01	(0.01)	0.02	0.06
Debt refinancing and unutilized financing costs	—	0.05	0.01	0.04

Normalized funds from operations	$0.43	$0.47	$1.82	$1.75
Share-based compensation	0.02	0.02	0.08	0.09
Debt costs amortization	0.01	0.01	0.03	0.03
Rent deferral, net	—	—	(0.01)	—
Straight-line rent revenue and other	(0.12)	(0.14)	(0.50)	(0.50)

Adjusted funds from operations	$0.34	$0.36	$1.42	$1.37

Notes:

(A)

Certain line items above (such as depreciation and amortization) include our share of such income/expense from unconsolidated joint ventures. These amounts are included with all activity of our equity interests in the “Earnings from equity interests” line on the consolidated statements of income.

(B)

Investors and analysts following the real estate industry utilize funds from operations (“FFO”) as a supplemental performance measure. FFO, reflecting the assumption that real estate asset values rise or fall with market conditions, principally adjusts for the effects of GAAP depreciation and amortization of real estate assets, which assumes that the value of real estate diminishes predictably over time. We compute FFO in accordance with the definition provided by the National Association of Real Estate Investment Trusts, or Nareit, which represents net income (loss) (computed in accordance with GAAP), excluding gains (losses) on sales of real estate and impairment charges on real estate assets, plus real estate depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.

In addition to presenting FFO in accordance with the Nareit definition, we disclose normalized FFO, which adjusts FFO for items that relate to unanticipated or non-core events or activities or accounting changes that, if not noted, would make comparison to prior period results and market expectations less meaningful to investors and analysts. We believe that the use of FFO, combined with the required GAAP presentations, improves the understanding of our operating results among investors and the use of normalized FFO makes comparisons of our operating results with prior periods and other companies more meaningful. While FFO and normalized FFO are relevant and widely used supplemental measures of operating and financial performance of REITs, they should not be viewed as a substitute measure of our operating performance since the measures do not reflect either depreciation and amortization costs or the level of capital expenditures and leasing costs (if any not paid by our tenants) to maintain the operating performance of our properties, which can be significant economic costs that could materially impact our results of operations. FFO and normalized FFO should not be considered an alternative to net income (loss) (computed in accordance with GAAP) as indicators of our results of operations or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity.

We calculate adjusted funds from operations, or AFFO, by subtracting from or adding to normalized FFO (i) straight-line rent, (ii) non-cash share-based compensation expense, and (iii) amortization of deferred financing costs. AFFO is an operating measurement that we use to analyze our results of operations based more on the receipt, rather than the accrual, of our rental revenue and on certain other adjustments. We believe that this is an important measurement because our infrastructure-type assets generally require longer term leases with annual contractual escalations of base rents, resulting in the recognition of a significant amount of rental income that is not billable/collected until future periods. Our calculation of AFFO may not be comparable to AFFO or similarly titled measures reported by other REITs. AFFO should not be considered as an alternative to net income (calculated pursuant to GAAP) as an indicator of our results of operations or to cash flow from operating activities (calculated pursuant to GAAP) as an indicator of our liquidity.

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

2023 Guidance Reconciliation

(Unaudited)

	2023 Guidance - Per Share(1)
	Low	High
Net income attributable to MPT common stockholders	$0.83	$0.98
Participating securities’ share in earnings	—	—

Net income, less participating securities’ share in earnings	$0.83	$0.98
Depreciation and amortization	0.67	0.67
Gain on sale of real estate and other, net	—	—

Funds from operations	$1.50	$1.65
Other adjustments	—	—

Normalized funds from operations	$1.50	$1.65

(1)

The guidance is based on current expectations and actual results or future events may differ materially from those expressed in this table, which is a forward-looking statement within the meaning of the federal securities laws. Please refer to the forward-looking statement included in this press release and our filings with the Securities and Exchange Commission for a discussion of risk factors that affect our performance.

Total Adjusted Gross Assets

(Unaudited)

(Amounts in thousands)	December 31, 2022
Total Assets	$19,658,000
Add: Accumulated depreciation and amortization	1,193,312
Add: Incremental gross assets of our Investments in Unconsolidated Real Estate Joint Ventures(1)	1,698,917
Less: Gross book value of the transactions, net(2)	(1,074,024)
Net: Reclassification between operators(3)	—
Less: Decrease in cash from the transactions(4)	(235,668)

Total Adjusted Gross Assets(5)	$21,240,537

(1)

Reflects an addition to total assets to present our total share of each joint venture’s gross assets. See below for details of the calculation. While we do not control any of our unconsolidated real estate joint venture arrangements and do not have direct legal claim to the underlying assets of the unconsolidated real estate joint ventures, we believe this adjustment allows investors to view certain concentration information on a basis comparable to the remainder of our real estate portfolio. This presentation is also consistent with how our management team reviews our portfolio (dollar amounts in thousands):

Real estate joint venture total gross real estate and other assets	$5,921,188
Weighted-average equity ownership percentage	55%

3,261,727
Investments in Unconsolidated Real Estate Joint Ventures(A)	(1,562,810)

Incremental gross assets of our Investments in Unconsolidated Real Estate Joint Ventures	$1,698,917

(A) Includes amount shown on the “Investments in unconsolidated real estate joint ventures” line on our consolidated balance sheets, along with a CHF 60 million mortgage loan and included in the “Mortgage loans” line on our consolidated balance sheets.

(2)

Represents the gross book value of assets sold or written off due to the October 2022 commitment to sell three facilities leased to Prospect for approximately $457 million, the acquisition of the majority interest in Springstone by a subsidiary of Lifepoint in February 2023, and the February 2023 commitment to lease five facilities in Utah to CommonSpirit that are currently leased to Steward, partially offset by the addition of new gross assets from the committed transactions. See detail below (in thousands):

Gross book value of assets in transactions	$(655,354)
Non-cash rent write-offs related to disposals	(418,670)

Gross book value of the transactions	$(1,074,024)

(3)

Reclass of $0.8 billion of gross assets between Springstone and Lifepoint along with $0.9 billion reclass of gross assets between Steward and CommonSpirit as part of the committed transactions described in Note (2).

(4)	Represents cash expected from the proceeds generated by the transactions, along with cash on hand to reduce debt as detailed below (in thousands):

Expected cash proceeds generated by the transactions	$659,000
Reduction of revolver balance	(894,668)

Net decrease in cash from the transactions	$(235,668)

(5)

Total adjusted gross assets is total assets before accumulated depreciation/amortization (adjusted for our investments in unconsolidated real estate joint ventures), assumes material transaction commitments are completed, and assumes cash on hand at period-end and cash generated from or to be generated from transaction commitments or financing activities subsequent to period-end are either used in these transactions or used to reduce debt. We believe total adjusted gross assets is useful to investors as it provides a more current view of our portfolio and allows for a better understanding of our concentration levels as our commitments close.